Exhibit 21.0

UCBH HOLDINGS, INC. SUBSIDIARIES

December 31, 2005

Subsidiary	State of Incorporation/Formation

UCBH Capital Trust I	Delaware
UCBH Capital Trust II	Delaware
UCBH Capital Trust III	Delaware
UCBH Capital Trust IV	Delaware
UCBH Capital Trust V	Delaware
UCBH Holdings Statutory Trust I	Connecticut
UCBH Holdings Statutory Trust II	Connecticut
United Commercial Bank	California

UNITED COMMERCIAL BANK SUBSIDIARIES

December 31, 2005

Subsidiary	State of Incorporation/Formation

Asian American Security Corporation	Massachusetts
Asian American Security Corporation II	Massachusetts
California Canton International Bank (Cayman) Ltd.	Cayman Islands
UCB Investment Services, Inc.	California
UCB Investment Management Services, Inc.	California
UCB Insurance Services, Inc.	California
UCB Community Development Enterprise, Inc.	California
U.F. Service Corporation	California
United Commercial Bank Building Corporation (formerly known as Bank of Canton of California Building Corporation)	California

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